                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                          FILED BY THE REGISTRANT [X]

                 FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for the Use of the
                                                   Commission Only (as permitted by Rule
                                                   14a-6(e)(2))
[X]  Definitive Proxy Statement                [ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section
     240.14a-11(c) or Section 240.14a-12

                               ZAPATA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 [Zapata logo]

                                                                   April 5, 2002

To Our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Zapata Corporation, to be held on May 21, 2002, at 10 a.m., EST, at the Adam's Mark Buffalo, 120 Church St., Buffalo, New York, 14202.

     At the meeting, stockholders will be asked to consider matters contained in the enclosed Notice of Stockholders Meeting, we will report on the progress of the Company, comment on matters of interest and respond to your questions. A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 2001 containing our consolidated financial statements preceded or accompanies this mailing.

     Registered stockholders can vote their shares by using a toll-free telephone number. Instructions for using this convenient service are provided on the proxy card. You may still vote your shares by marking your votes on the proxy/instruction card. You may also vote your shares in person if you attend the Annual Meeting thereby canceling any proxy previously given.

     We appreciate your continued interest in Zapata.

                                          Sincerely,

                                          /s/ Avram A. Glazer

                                          AVRAM A. GLAZER
                                          Chairman of the Board,
                                          President and Chief Executive Officer

                               ZAPATA CORPORATION
                         100 MERIDIAN CENTRE, SUITE 350
                           ROCHESTER, NEW YORK 14618
                                 (585) 242-2000

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 21, 2002

To the Stockholders of Zapata Corporation:

     Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Zapata Corporation, a Nevada corporation ("Zapata" or the "Company"), will be held at the Adam's Mark Buffalo, 120 Church St., Buffalo, New York, 14202, on May 21, 2002, at 10:00 a.m., EST, for the following purposes:

          1. To elect two Class I directors;

          2. To consider and vote on a proposal to grant stock options to non-employee directors as described in the accompanying Proxy Statement;

          3. To ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent public accountants;

          4. If presented at the Annual Meeting, to consider and vote on the stockholder proposal as described in the accompanying Proxy Statement;

          5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     A copy of the Annual Report of the Company's operations during the fiscal year ended December 31, 2001 was previously forwarded or accompanies this Proxy Statement. A Proxy Statement and proxy/voting instruction card ("Proxy Card") accompany this Notice. The enclosed Proxy Statement contains information regarding the matters to be acted upon at the Annual Meeting.

     The Board of Directors has set the close of business on March 28, 2002 as the record date for the Annual Meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at the Annual Meeting and any adjournments thereof. The stock transfer books of the Company will not be closed following the record date. A list of such stockholders will be available at the place of the Annual Meeting for inspection at least ten (10) days prior to the Annual Meeting.

     Stockholders are cordially invited and encouraged to attend the Annual Meeting in person. In the event that stockholders cannot attend the Annual Meeting, registered stockholders can vote their shares by using a toll-free telephone number. Instructions for using this convenient service are provided on the Proxy Card.

                                          By Order of the Board of Directors,

                                          /s/ Avram A. Glazer

                                          AVRAM A. GLAZER
                                          Chairman of the Board,
                                          President and Chief Executive Officer

Rochester, New York
April 5, 2002

                               ZAPATA CORPORATION
                         100 MERIDIAN CENTRE, SUITE 350
                           ROCHESTER, NEW YORK 14618
                                 (585) 242-2000

                                PROXY STATEMENT

GENERAL

     This Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders and Proxy/Voting Instructions Card (the "Proxy Card") are being furnished to the stockholders of Zapata Corporation ("Zapata" or the "Company") by the Board of Directors in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on May 21, 2002, at 10 a.m., EST, at the Adam's Mark Buffalo, 120 Church St., Buffalo, New York, 14202 and at any adjournments thereof (the "Annual Meeting").

     It is contemplated that this Proxy Statement and the accompanying form of Proxy Card will first be mailed to Zapata stockholders on or about April 12, 2002. The principal executive offices of the Company are located at 100 Meridian Centre, Suite 350, Rochester, New York 14618; telephone (585) 242-2000.

     As an alternative to voting by proxy or in person, registered stockholders can simplify their voting and save the Company expense by calling 1-800-PROXIES (or 1-800-776-9437). Telephone voting information is provided on the Proxy Card. A Control Number, located above the stockholder's name and address on the lower left of the Proxy Card, is designed to verify stockholders' identity and allow them to vote their shares and confirm that their voting instructions have been properly recorded.

     If your shares are held in the name of a bank or broker, follow the voting instructions on the form you receive. The availability of telephone voting will depend on the voting processes of the bank or broker that holds your shares.

     If you do not choose to vote by telephone, you may still return your Proxy Card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the Proxy Card. If your Proxy Card is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors. If you do vote by telephone, it is not necessary to return your Proxy Card.

     The Company effected a one-for-ten reverse split of its outstanding shares of common stock, par value $.01 per share (the "Common Stock"), on January 30, 2001 at 5:00 p.m. Where a number of shares of Common Stock is listed in this Proxy Statement for a date or period prior to the effective date of the reverse stock split, that number of shares of Common Stock has been proportionately adjusted as if the one-for-ten reverse stock split had been in effect on that prior date or during that prior period.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, including any adjournment(s) thereof, the stockholders of Zapata will be asked to consider and vote upon the election of directors and the other proposals summarized in the attached Notice of Annual Meeting. The director nominees and each proposal are described in more detail in this Proxy Statement.

RECORD DATE; OUTSTANDING SHARES; QUORUM

     The Board of Directors of the Company has fixed the close of business on March 28, 2002 (the "Record Date") as the date for the determination of stockholders who are entitled to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof. As of the Record Date, the Company's outstanding capital stock consisted of 2,390,849 shares of Common Stock, which was held by approximately 4,850 holders of

               THE DATE OF THIS PROXY STATEMENT IS APRIL 5, 2002 record, which are entitled to vote on the matters described herein. Each share of Common Stock is entitled to one vote in the election of directors and on each matter submitted for stockholder approval. The Common Stock is the Company's only outstanding class of stock as of the date of this Proxy Statement.

QUORUM; ABSTENTIONS AND NON-VOTES; VOTE REQUIRED

     The presence at the meeting, in person or by proxy, of the holders of a majority of the Company's outstanding shares of voting stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be adjourned or postponed in order to permit further solicitations of proxies by the Company.

     With respect to the election of two Class I directors, the two nominees receiving the highest number of affirmative votes will be elected as Class I directors. The affirmative vote of a majority of the shares of Common Stock present and represented at the Annual Meeting and entitled to vote on a proposal will be necessary to approve the proposal to grant stock options to non-employee directors, to ratify the appointment of PricewaterhouseCoopers, LLP as the Company's independent public accountants, and to approve the stockholder proposal if presented. Abstentions and broker non-votes will have no effect on the outcome of the election of directors, the approval of the options, the approval of the independent public accountants, or the approval of the stockholder proposal.

     The Malcolm I. Glazer Family Limited Partnership, a Nevada limited partnership (the "Glazer Partnership"), which, as of the date of this Proxy Statement, held approximately 47% of the outstanding shares of Common Stock, has notified the Company that it intends to vote all of its shares at the Annual Meeting in favor of the election of nominees for directors named herein, for the proposal to grant stock options to non-employee directors, for the ratification of the appointment of PricewaterhouseCoopers LLP and against the stockholder proposal.

VOTING PROXIES

     All shares which are entitled to vote and are represented at the Annual Meeting by properly executed proxies received prior to or at the meeting and not revoked, will be voted as specified in the proxy. If no instructions have been given in a proxy and authority to vote has not been withheld, the shares represented thereby will be voted: for the election of both nominees for directors named herein; for the proposal to grant stock options to non-employee directors; for the ratification of the appointment of PricewaterhouseCoopers, LLP as the Company's independent public accountants; if presented, against the stockholder proposal; and in the discretion of the persons named in the proxy on any other business that may properly come before the Annual Meeting.

     Proxies may be revoked at any time prior to the exercise thereof by filing with the Corporate Secretary, at the Company's principal executive offices, a written revocation or a duly executed proxy bearing a later date or by appearing at the meeting and voting in person. For a period of at least ten (10) days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available at the place of the Annual Meeting so that stockholders of record may inspect the list only for proper purposes.

EXPENSES OF SOLICITATION

     The Company pays the cost of preparing, assembling and mailing this proxy-soliciting material, and all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Each of the Company's six non-employee directors, two of whom are nominees for election as Class I directors, have an interest in Proposal 2 -- Approval of Option Grants to Non-Employee Directors. If this proposal is approved by stockholders, each non-employee director will receive stock options to purchase 1,000 shares of the Company's common stock at $26.60 per share, and upon the terms discussed below under Proposal 2.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Pursuant to the Company's Articles of Incorporation (the "Articles") and By-Laws, the Board of Directors has fixed the size of the Board at seven (7) directors. The Articles provide for division of the Board into three classes (Class I, Class II and Class III) of as nearly equal number of directors as possible. Thus, Class I and Class III are comprised of two directors each and Class II is comprised of three directors.

     The term of each Class of directors is three years with the term for one Class expiring each year in rotation. As a result, each year, one Class of directors is elected. The term of the Class I directors expires at the Annual Meeting.

     Proxies cannot be voted for a greater number of persons than the two nominees named. If any nominee becomes unavailable for any reason, shares represented by the proxies designated as such in the enclosed Proxy Card will be voted for such person or persons, if any, as may be designated by the Board of Directors. At present, it is not anticipated that any nominee will be unable to serve. Directors will be elected by a plurality of the votes cast for each director at the Annual Meeting.

NOMINEES FOR ELECTION AS DIRECTORS

  Class I Directors -- Three Year Term Expiring in the Year 2005

     Darcie S. Glazer, age 34, was appointed as a director of Zapata effective March 1, 2002. For more than the past five years, she has been employed by, and has worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer, including First Allied Corporation. Ms. Glazer serves as the Executive Vice President of First Allied Corporation. Ms. Glazer served as an investment analyst for Zapata from 1996 to February 2001. She is the daughter of Malcolm I. Glazer and the sister of Avram A. Glazer, Bryan G. Glazer, and Edward S. Glazer.

     Bryan G. Glazer, age 37, has served as a director since May 1997. For more than the past five years, he has been employed by, and has worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer, including The Tampa Bay Buccaneers, a National Football League franchise. Mr. B. Glazer serves as the Executive Vice President of The Tampa Bay Buccaneers. He also serves as a director of the Tampa Bay Performing Arts Center. He is the son of Malcolm I. Glazer and the brother of Avram A. Glazer, Edward S. Glazer and Darcie S. Glazer.

     THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF ALL NOMINEES AS CLASS I DIRECTORS.

INFORMATION REGARDING DIRECTORS WHO ARE NOT NOMINEES FOR ELECTION AT THE ANNUAL MEETING

  Class II Directors -- Three Year Term Expiring in the Year 2003

     Avram A. Glazer, age 41, has been a director of Zapata since July 1993. Mr. Glazer has served as President and Chief Executive Officer of the Company since March 1995, and has also served as Chairman of the Board effective March 1, 2002. Prior to that time, Mr. Glazer was employed by, and worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer, including First Allied Corporation. Mr. Glazer served as Vice President of First Allied Corporation from 1985 through 1995. He serves as a director, president, and chief executive officer of Zap.Com Corporation, a subsidiary of the

Company (which until December 2000 was an internet advertising and e-commerce network company). He is also Chairman of the Board and a director of Omega Protein Corporation. Avram A. Glazer is the son of Malcolm I. Glazer and the brother of Bryan G. Glazer, Edward S. Glazer and Darcie S. Glazer.

     Warren H. Gfeller, age 49, has served as a director since May 1997. For more than the past five years, he has operated Clayton/Hamilton Equities, L.L.C., Stranger Valley Company, L.L.C. and Tatgc Chemical and Manufacturing, Inc. Mr. Gfeller also serves as a director and as chairman of the audit committee of Inergy, LP, and as a director of Gardner Bancshares, Inc. and Kansas Wildscape Foundation. Mr. Gfeller serves on the Audit and Compensation Committees of the Company's Board of Directors.

     John R. Halldow, age 35, has served as a director since June 11, 2001. Mr. Halldow is currently employed as the Director of Government Relations for Erdman Anthony, an engineering firm, in its Rochester, New York office, a position he has held since January 1999. Prior to that time, from 1992 through December 1998, Mr. Halldow served as the Eastern Regional Manager in the Office of U.S. Representative Bill Paxon, in Victor, New York. Mr. Halldow serves on the Audit Committee of the Company's Board of Directors.

  Class III Nominees -- To Serve a Three Year Term Expiring in the Year 2004

     Edward S. Glazer, age 32, has served as a director since 1997. For more than the past five years, he has been employed by, and has worked on behalf of, Malcolm I. Glazer and a number of entities owned and controlled by Malcolm I. Glazer. Mr. E. Glazer serves as the Executive Vice President of The Tampa Bay Buccaneers. He is the son of Malcolm I. Glazer and the brother of Avram A. Glazer, Bryan G. Glazer and Darci S. Glazer.

     Robert V. Leffler, Jr., age 56, has served as a director of Zapata since May 1995. For more than the past five years, Mr. Leffler has owned and operated the Leffler Agency, an advertising and marketing/public relations firm based in Baltimore, Maryland and Tampa, Florida, which specializes in sports, rental real estate and broadcast television. Mr. Leffler serves on the Audit and Compensation Committees of the Company's Board of Directors.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors has as two standing committees, the Audit Committee and the Compensation Committee. The Board of Directors does not have a nominating committee or a committee performing the function of a nominating committee.

     During 2001 the Board of Directors held two meetings and acted by unanimous written consent three times. In addition the Audit Committee held five meetings and the Compensation Committee held one meeting and acted by unanimous written consent once. During 2001 each director of the Company attended at least (75%) of the aggregate number of meetings of the Board of Directors and committees on which each of them sit (except that Malcolm Glazer attended only one of two Board of Directors' meetings).

     The Audit Committee currently is composed of Mr. Warren Gfeller (Chairman), Mr. Robert V. Leffler, Jr. and Mr. John R. Halldow. The Committee members are "independent," as such term is defined by NYSE rules governing audit committees. The Audit Committee meets with the Company's independent accountants to review the Company's accounting policies, internal controls and other accounting and auditing matters; confirms and assures the outside accountant's independence; makes recommendations to the Board of Directors as to the engagement of independent accountants; and approves the fees and other compensation to be paid to the independent accountants. This Committee met five times during the last fiscal year. The Board of Directors has adopted a written charter for the Audit Committee.

     The Compensation Committee currently is composed of Mr. Robert V. Leffler, Jr. (Chairman) and Mr. Warren H. Gfeller. The functions performed by the Compensation Committee include reviewing the Company's executive salary and bonus structure; reviewing the Company's stock option plans; recommending directors' fees; setting bonus goals; and approving salary and bonus awards to key executives.

DIRECTORS' COMPENSATION

     During 2001, directors who were not employees of the Company were paid an annual retainer of $27,500 (on a quarterly basis), plus $1,000 for each committee of the Board of Directors on which a director served. Those directors who also are employees of the Company do not receive any additional compensation for their services as directors. In addition, non-employee directors were granted stock options on March 1, 2002, subject to stockholder approval. See Proposal 2 -- Approval of Option Grants to Non-Employee Directors.

EXECUTIVE OFFICERS

     The following sets forth certain information with respect to the Executive Officers of the Company, as of the date of this Proxy Statement. All officers of the Company serve at the pleasure of the Company's Board of Directors until their successors are elected and qualified.

NAME                                        AGE                        POSITION
----                                        ---                        --------
Avram A. Glazer...........................  41    Chairman of the Board, President and Chief
                                                  Executive Officer
Leonard DiSalvo...........................  43    Vice President -- Finance and Chief Financial
                                                  Officer
Gordon E. Forth...........................  40    Secretary

     Leonard DiSalvo, age 43, joined Zapata in September 1998 and currently serves as its Vice President -- Finance and Chief Financial Officer. Mr. DiSalvo also currently serves as Vice President -- Finance and Chief Financial Officer of Zap.Com Corporation, a position he has held since April 1999. Mr. DiSalvo has 20 years of experience in the areas of finance and accounting. Mr. DiSalvo served as a finance manager for Constellation Brands, Inc. a national manufacturer and distributor of wine, spirits and beer, since 1996. Prior to that position, Mr. DiSalvo held various management positions in the areas of finance and accounting in the Contact Lens Division of Bausch & Lomb Incorporated. Mr. DiSalvo is a Certified Public Accountant.

     Gordon E. Forth, age 40, has served as Zapata's Secretary since December 1998. Mr. Forth also serves as Secretary of Zap.Com Corporation, a position he has held since April 1999. Mr. Forth served as director of Hahn Automotive Warehouse, Inc. (a distributor of automotive replacement parts) from 1992 to 1997 and from 2000 to 2001. Mr. Forth is a partner of Woods Oviatt Gilman LLP, a Rochester, New York based law firm. Mr. Forth has practiced law at the Woods, Oviatt firm since 1987. Mr. Forth received his B.A. from Hope College and his law degree and M.B.A. from Vanderbilt University.

     See Proposal 1 -- Election of Directors above for information concerning the Company's other executive officers.

                             EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation with respect to 2001, 2000 and 1999 for services in all capacities rendered to the Company and its subsidiaries by the Company's Chief Executive Officer and the other most highly compensated executive officers of the Company with annual compensation in excess of $100,000 who were serving as executive officers on December 31, 2001 (the "Named Officers").

                                                                            LONG-TERM
                                                                          COMPENSATION
                                                                             AWARDS
                                                                         ---------------
                                                ANNUAL COMPENSATION        SECURITIES
                                    FISCAL   -------------------------     UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR    SALARY($)       BONUS($)    OPTIONS/SARS(#)   COMPENSATION
---------------------------         ------   ---------       ---------   ---------------   ------------
Malcolm I. Glazer, ...............   2001    $500,000        $975,000             --              --
  Former Chairman of the Board(1)    2000     500,000         975,000             --              --
                                     1999     500,000         975,000             --              --
Avram A. Glazer, .................   2001    $300,000(2)     $200,000             --              --
  Chairman of the Board, President   2000     300,000(2)      300,000             --              --
  and Chief Executive Officer        1999     300,000(2)(3)   300,000             --              --
Leonard DiSalvo, .................   2001    $137,025(4)     $ 25,000         12,500          $3,154(5)
  Vice President -- Finance and      2000     116,427(4)       17,464             --           4,657(5)
  Chief Financial Officer            1999      96,547(4)           --          1,500           3,866(5)

---------------
(1) Effective March 1, 2002, Mr. M. Glazer resigned his position as Chairman of the Board.

(2) Mr. A. Glazer was elected Chairman of the Board of Zapata on March 1, 2002. He also serves as President and Chief Executive Officer of both Zapata and Zap.Com, Zapata's 98% owned subsidiary. During the first four months of Fiscal 2000, Zapata allocated approximately 65% of Mr. A. Glazer's annual salary to Zap.Com under a services agreement between the two companies. Since May 1, 2000 Zapata has waived its rights under the services agreement to be reimbursed those expenses. No amount of Mr. A. Glazer's 2000 bonus was allocated to Zap.Com. Zapata allocated 69% of Mr. A. Glazer's 1999 salary to Zap.Com. No amount of Mr. A. Glazer's 1999 bonus was allocated to Zap.Com.

(3) In November 1999, Mr. A. Glazer was granted 365,000 non-qualified options to purchase Zap.Com stock under Zap.Com's 1999 Long-Term Incentive Plan. The Zap.Com options have an exercise price of $2.00 per share and generally vest over three years from the date of grant. On December 31, 2001 Zap.Com had a closing price of $0.19 on the NASD OTC Bulletin Board.

(4) Mr. DiSalvo serves as Vice President -- Finance and Chief Financial Officer of both Zapata and Zap.Com. During the first four months of 2000, Zapata allocated 50% of Mr. DiSalvo's salary to Zap.Com under a services agreement between the two companies. Since May 1, 2000 Zapata has waived its rights under this services agreement to be reimbursed these expenses. No amount of Mr. DiSalvo's Zapata 2000 bonus was allocated to Zap.Com. Zapata allocated $9,387 of Mr. DiSalvo's 1999 salary to Zap.Com. Mr. DiSalvo was granted 100,000 non-qualified options to purchase Zap.Com stock under Zap.Com's 1999 Long-Term Incentive Plan. The Zap.Com options have an exercise price of $2.00 per share and generally vest over three years from the date of grant.

(5) Amounts presented represent the Company's matching contribution to Mr. DiSalvo's account under the Zapata Profit Sharing Plan for 2001, 2000 and 1999.

     While the Company's officers receive benefits in the form of certain perquisites, none of the Named Officers received perquisites which exceeded in value the lesser of $50,000 or 10% of such officer's total annual salary and bonus for any of the Fiscal Years shown in the Summary Compensation Table.

     During 2000 and 1999, the Company did not grant or award any stock options, stock appreciation rights or stock awards or cash awards to any of the Named Officers. The following table provides information concerning the grant of stock options for the Company's common stock made to the Named Officers during 2001:

                          OPTION GRANTS IN FISCAL 2001

                                                                                       POTENTIALLY REALIZABLE
                                                                                      VALUE AT ASSUMED ANNUAL
                       NUMBER OF      PERCENT OF                                        RATE OF STOCK PRICE
                       SECURITIES    TOTAL OPTIONS                                        APPRECIATION FOR
                       UNDERLYING     GRANTED TO                                           OPTION TERM(2)
                        OPTIONS      EMPLOYEES IN     EXERCISE PRICE    EXPIRATION    ------------------------
NAME                   GRANTED(1)     FISCAL YEAR       ($/SHARE)          DATE           5%           10%
----                   ----------    -------------    --------------    ----------    ----------    ----------
Leonard DiSalvo......    12,500          62.3%            $22.20        11/30/2011    $174,518      $442,264

---------------
(1) Stock options are awarded at the fair market value of common stock at the date of grant. All options are exercisable in cumulative one-third installments vesting annually beginning on the first anniversary of the date of grant.

(2) The amounts shown as potentially realizable values are based on arbitrarily assumed rates of stock price appreciations of 5% and 10% over the full term of the options (10 years), as required by applicable regulations and are provided for illustrative purposes only and do not reflect the Company's estimate or projection of future common stock prices.

     The following table provides information concerning options held by the Named Officers as of end of 2001:

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                NUMBER OF
                                                          SECURITIES UNDERLYING         VALUE OF UNEXERCISED
                                 SHARES                    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                ACQUIRED      VALUE        AT FISCAL YEAR-END          AT FISCAL YEAR-END($)
NAME                           ON EXERCISE   REALIZED   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(1)
----                           -----------   --------   -------------------------   ----------------------------
Malcolm I. Glazer............      --          --             34,500/0                       $0/$0
Avram A. Glazer..............      --          --             15,459/0                        0/0
Leonard DiSalvo..............      --          --              1,500/12,500                   0/85,000

---------------
(1) On December 31, 2001, the closing price per share of the Company's common stock on the NYSE was $29.00.

CERTAIN EMPLOYEE BENEFITS

     Zapata's executive officers participate or have participated in certain stock option and incentive plans, retirement and profit sharing/401(k) plans sponsored by Zapata, some of which are intended to qualify for tax-favored treatment under the Internal Revenue Code, as amended (the "Code"). These plans include Zapata's Amended and Restated Special Incentive Plan (the "1987 Plan"), the 1990 Stock Option Plan, the Amended and Restated 1996 Long-Term Incentive Plan, the Zapata Pension Plan ("Pension Plan"), the Zapata Supplemental Pension Benefit Plan and the Zapata Corporation 401(k) Plan.

     Zapata's Amended and Restated Special Incentive Plan (the "1987 Plan") provides for the granting of stock options and the awarding of restricted stock. Under the 1987 Plan, options may be granted at prices equivalent to the market value of the common stock at the date of grant. Options become exercisable on dates as determined by the Zapata Board of Director's Compensation Committee, provided that the earliest such date cannot occur before six months after the date of grant. Unexercised options will expire on varying dates, up to a maximum of ten years from the date of grant. The awards of restricted stock have a restriction period of not less than six months and not more than five years. The 1987 Plan provided for the issuance of up to 60,000 shares of the common stock. During 1992, the stockholders approved an amendment to the 1987 Plan that provides for the automatic grant of a nonqualified stock option to directors of Zapata who are not employees of Zapata or any subsidiary of Zapata. At December 31, 2001, stock options covering a total of 3,333 stock options had been exercised. No shares of common stock are available for future stock options or other awards under the Plan. As of December 31, 2001, there were 10,667 shares outstanding under the 1987 plan.

     The 1990 Stock Option Plan (the "1990 Plan") was approved by the stockholders on December 6, 1990. The 1990 Plan provides for the granting of nonqualified stock options to key employees of the Company. Under the 1990 Plan, options may be granted by the Committee at prices equivalent to the market value of the common stock on the date of grant. Options become exercisable in one or more installments on such dates as the Committee may determine, provided that such date cannot occur prior to the expiration of one year of continued employment with the Company following the date of grant. Unexercised options will expire on varying dates up to a maximum of ten years from the date of grant. The 1990 Plan provides for the issuance of options to purchase up to 100,000 shares of common stock. At December 31, 2001, a total of 96,734 stock options had been exercised and a total of 3,267 shares of common stock were reserved for stock options outstanding under the 1990 Plan. As of December 31, 2001, no shares were outstanding under the 1990 plan and no shares were available for future stock options or other awards under the Plan.

     The 1996 Long-Term Incentive Plan (the "1996 Plan") was approved by the stockholders on December 5, 1996. The 1996 Plan provides for the granting of nonqualified stock options to key employees of the Company. Under the 1996 Plan, options may be granted by the Committee at prices equivalent to the market value of the common stock on the date of grant. Options become exercisable in one or more installments on such dates as the Committee may determine. Unexercised options will expire on varying dates up to a maximum of ten years from the date of grant. The 1996 Plan provides for the issuance of options to purchase up to 500,000 shares of common stock. During 1999, the stockholders approved an amendment to the 1996 Plan which increased the number of shares available for options granted under the plan to 1,000,000 shares. Accordingly, the 1996 Plan became the Zapata Amended and Restated 1996 Long-Term Incentive Plan (the "Amended 1996 Plan"). At December 31, 2001, stock options covering a total of 104,100 shares had been exercised and a total of 764,666 shares of common stock are available for future stock options or other awards under the Plan. As of December 31, 2001 there were 131,234 shares outstanding under the 1996 plan.

     The Zapata Pension Plan is a non-contributory qualified defined benefit pension plan which is intended to qualify under Internal Revenue Code sec.401(a). All employees of Zapata are eligible. Highly compensated employees (generally, employees who own more than 5% of the stock of Zapata and employees earning in excess of $85,000) are eligible effective January 1, 2002. An employee becomes a participant upon completion of one-year of service (1000 hours in a computation period) or attainment of age 21, whichever is later. Retirement benefits under the Pension Plan are based on an employee's length of employment, average monthly compensation and social security covered compensation. Compensation for this purpose includes salary and other compensation paid by Zapata and reportable on Form W-2, but excludes fringe benefits (cash and non-cash), including compensation related to stock option plans which is reported in the Summary Compensation Table in this Proxy Statement. The Code limits the amount of compensation that may be considered ($170,000 for 2001) and the annual benefits which may be payable from the Pension Plan. Pension Plan participants are 100% vested in accrued benefits after five years of vesting service.

     The following table shows the estimated annual benefit payable to employees on retirement under the Pension Plan to employees in the specified compensation and years of service classification. The retirement benefits shown are based upon an employee retiring at age 65 in 2001 who elect to receive benefits in the form of a single life annuity (although a participant can select other methods of calculating benefits). The amounts shown are based on current average social security wage base amounts and are not subject to any deduction for social security or other offset amounts.

                          PENSION PLAN BENEFITS TABLE

                                                                YEARS OF SERVICE
                                                 -----------------------------------------------
REMUNERATION (*)                                   15        20        25        30        35
----------------                                 -------   -------   -------   -------   -------
$125,000.......................................  $29,921   $39,895   $49,869   $59,843   $69,817
 150,000.......................................   36,296    48,395    60,494    72,593    84,692
 175,000.......................................   41,396*   55,195*   69,994*   82,793*   96,592*
 200,000.......................................   41,396*   55,195*   69,994*   82,793*   96,592*
 225,000.......................................   41,396*   55,195*   69,994*   82,793*   96,592*
 250,000.......................................   41,396*   55,195*   69,994*   82,793*   96,592*
 300,000.......................................   41,396*   55,195*   69,994*   82,793*   96,592*
 400,000.......................................   41,396*   55,195*   69,994*   82,793*   96,592*
 450,000.......................................   41,396*   55,195*   69,994*   82,793*   96,592*
 500,000.......................................   41,396*   55,195*   69,994*   82,793*   96,592*

---------------
(*) Internal Revenue Code limits covered compensation to $170,000 for 2001.

     As a result of the January 2002 amendment to the Pension Plan, Zapata's Named Officers are now eligible to participate under the Pension Plan.

     The Zapata Supplemental Pension Plan was adopted effective April 1, 1992. This plan provides supplemental retirement payments to certain former senior executives of Zapata. The amounts of such payments equal the difference between the amounts received under the applicable pension plan and the amounts that would otherwise be received if pension plan payments were not reduced as the result of the limitations upon compensation and benefits imposed by federal law. Effective December 1994, the supplemental pension plan was frozen, except with respect to benefits already accrued.

     The Zapata 401(k) Plan is qualified under Sections 401(a) and 401(k) of the Code. Under the Plan, 3 types of contributions are authorized: (1) employee pre-tax, salary reduction contributions ("elective deferrals"); (2) matching employer contributions for participants who make elective deferrals to the Plan; and (3) discretionary employer contributions, based on cash flow, profitability and other financial circumstances as Zapata determines to be relevant. The matching contribution formula is 100% on elective deferrals up to 3% of compensation for the year and 50% of all deferral contributions of more than 3%; elective deferrals exceeding 5% of compensation for the year are not matched. All employees are eligible for participation in the elective deferral and matching contribution features of the plan upon attainment of age 21 or completion of 3 months of service, whichever is later. For the purposes of employer discretionary contributions, an employee enters the plan after completing 1 year of service or attaining age 21, whichever is later. Matching contributions are fully vested while discretionary employer contributions, if any, vest 20% for each year of vesting service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to the Company and written representations that no other reports were required, the Company believes that during 2001 all reports required by Section 16(a) to be filed by its directors and officers were filed on a timely basis; except that: Bryan G. Glazer and Leonard DiSalvo failed to timely report on Form 5 the acquisition of options to purchase the Company's common stock; and John R. Halldow failed to timely report on Form 3 his status as a reporting person under Section 16.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for the approval and administration of compensation programs for the Company's executive officers.

     The Compensation Committee endeavors to ensure that the compensation programs for the Company's executive officers are effective in attracting and retaining key executives responsible for the success of the Company and are administered in an appropriate fashion in the long-term best interests of the Company and its stockholders. The Compensation Committee seeks to align total compensation for the Company's executive officers with the performance of the Company and the individual performance of each executive officer in assisting the Company in accomplishing its goals. The Company's compensation program consists of (1) an annual component, which includes base salary and an annual incentive bonus, and (2) a long-term component consisting of stock options, stock appreciation rights, stock awards and cash awards. The Compensation Committee takes into consideration the recommendations of management in awarding compensation and setting compensation levels. The following is a report of the Compensation Committee with respect to compensation policies and determinations relating to 2001.

BASE SALARY

     The Compensation Committee's policy with respect to 2001 base salaries for executive officers was generally to keep them at appropriate levels in light of a compensation survey in which the Company participated in 2000. The 2000 compensation survey was conducted for purposes of determining general competitive compensation levels, and variations in performance between the Company and companies included in the survey were not specifically evaluated. The companies included in the survey are not the same as those included in the Dow Jones Industrial Diversified Index referred to under "Stockholder Return Performance Graph."

     The determination of the base salaries for all the executive officers during 2001 was based on the Compensation Committee's subjective evaluation and did not involve application of objective measures of performance.

ANNUAL INCENTIVE BONUS

     Bonuses were paid to executive officers for 2001 based on the subjective evaluation of the performance of the Company and each executive.

COMPENSATION OF CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

     The compensation policies described above apply to the compensation of the Chairman of the Board and President and Chief Executive Officer. The Compensation Committee is directly responsible for determining the salary level, annual bonuses and all awards and grants to the Chairman of the Board and the Chief Executive Officer. The Compensation Committee also gives consideration to its assessment of past performance and its expectations of future contributions. In the Compensation Committee's opinion, the salaries and bonuses of Mr. M. Glazer and Mr. A. Glazer reflect their positions, duties, responsibilities with, and contributions to the Company.

SECTION 162(m)

     The Compensation Committee has considered the potential impact of Section 162(m) of the Code adopted under the Federal Revenue Reconciliation Act of 1993. The Section disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, other than compensation that is performance-based. At present, the Committee has not adopted an overall policy with respect to Section 162(m) because only an immaterial portion of the cash compensation of the Chairman of the Board is above the $1 million threshold and the Company believes that any options granted under the 1996 Long-Term Incentive Plan will meet the requirement of being performance-based under the transition provisions provided in the regulations under the Section. Therefore, the Committee currently expects Code Section 162(m) to have no material effect on the Company.

    Robert V. Leffler, Jr., Chairman
     Warren H. Gfeller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During Fiscal 2001, Mr. Robert V. Leffler, Jr. and Mr. Warren H. Gfeller served on the Company's Compensation Committee.

                         REPORT OF THE AUDIT COMMITTEE

     The Company's management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The primary purpose of the Audit Committee of the Company's Board of Directors is to assist the Board of Directors in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including by overviewing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements.

     The Audit Committee met five times during 2001. Representatives from the Company's independent auditors, PricewaterhouseCoopers, LLC ("PwC") were present at each of the Committee's five meetings.

     On November 8, 2001, the Audit Committee received from PwC the written disclosures and the letter regarding PwC's independence required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the Audit Committee and PwC have also discussed PwC's independence relative to the Company.

     The Audit Committee has discussed with PwC the Company's financial management and financial structure and the matters relating to the conduct of the audit required to be discussed by Statement on Auditing Standards 61. The Audit Committee has also reviewed and discussed with the Company's management the Company's audited consolidated financial statements relating to 2001.

     Based upon the review and discussions described above, the Audit Committee recommended to the Company's Board of Directors that the Company's consolidated financial statements for 2001, audited by PwC be included in the Company's 2001 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2002.

    Warren H. Gfeller, Chairman
     John R. Halldow
     Robert V. Leffler, Jr.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company is presently discussing proposed terms for the consulting arrangement with its former Chairman Malcolm Glazer. Mr. Glazer resigned as Chairman and as a director effective March 1, 2002. Mr. Glazer beneficially owns approximately 47% of the Company's outstanding common stock through the Malcolm
I. Glazer Family Limited Partnership. No specific terms have been agreed upon by the parties as to the duties or amount of compensation under the consulting arrangement.

     Gordon E. Forth, who serves as corporate secretary of Zapata and Zap.Com, is a partner at Woods Oviatt Gilman LLP which has acted as counsel to Zapata and Zap.Com.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table indicates the number of shares of Common Stock owned beneficially as of March 28, 2002 by (1) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock (2) each director, (3) the Named Officers and (4) all directors and Named Officers as a group. Except to the extent indicated in the footnotes to the following table, each of the persons or entities listed therein has sole voting and investment power with respect to the shares which are deemed beneficially owned by such person or entity.

                                                                 AMOUNT OF SHARES
                                                                BENEFICIALLY OWNED
                                                              -----------------------
NAME AND ADDRESS                                                            PERCENT
OF BENEFICIAL OWNER                                            SHARES     OF CLASS(1)
-------------------                                           ---------   -----------
Malcolm I. Glazer(2)(3).....................................  1,146,438      47.3%
Fidelity Management & Research Company(4)...................    173,800       7.3%
Dimensional Fund Advisors Inc(5)............................    125,230       5.2%
Avram A. Glazer(3)..........................................     19,159         *
Robert V. Leffler, Jr.(3)...................................        667         *
Warren H. Gfeller(3)........................................      2,000         *
Bryan G. Glazer(3)..........................................     14,959         *
Edward S. Glazer(3).........................................     13,459         *
Darcie S. Glazer(3).........................................     13,459         *
Leonard DiSalvo.............................................      1,500         *
All directors and Named Officers of the Company as a group
  (7 persons)(2)............................................  1,211,641      49.0%

---------------
 *  Represents beneficial ownership of less than 1.0%.

(1) The calculation for this column is based upon the number of shares of Common Stock issued and outstanding on March 28, 2002, plus the number of shares of Common Stock deemed outstanding pursuant to SEC Rule 13d-3(d)(1). Shares of Company Common Stock subject to options exercisable within 60 days of January 15, 2002 are deemed outstanding for purposes of computing the percentage of the person holding such option but are not deemed outstanding for computing the percentage of any other person.

(2) 1,111,938 of the shares reported are held in the name of The Malcolm I. Glazer Family Limited Partnership, 270 Commerce Drive, Rochester, New York 14623, in which Malcolm Glazer controls the sole general partner.

(3) Presently reported ownership includes 34,500, 15,459, 667, 2,000, 13,459, 13,459, 13,459 and 1,500 shares issuable under options exercisable within 60 days of January 15, 2002 held by Messrs. M. Glazer, A. Glazer, Leffler, Gfeller, B. Glazer, E. Glazer, D. Glazer and DiSalvo, respectively.

(4) Based solely on a Schedule 13G, dated February 14, 2002, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, is the beneficial owner of 173,800 shares. Fidelity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and acts as investment advisor to various investment companies acting under
    Section 8 of the Investment Company Act of 1940. FMR Corp., Edward C. Johnson 3d, through their control of Fidelity and the funds, each has sole power to dispose of these shares. Neither has sole power to vote or direct the voting of the shares.

(5) Based solely on a Schedule 13G, dated January 30, 2002, Dimensional Fund Advisors 1299 Ocean Avenue, 11th Floor, Santa Monica, California, is record holder of 125,230 shares. Dimensional Fund Advisors is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the shares owned.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The Commission requires a five-year comparison of the cumulative total return of the Company's Common Stock with that of (1) a broad equity market index and (2) a published industry or line-of-business index, or index of peer companies with similar market capitalization. Pursuant to the Commission's rules, the graph presented below includes comparisons of the performance (on a cumulative total return basis) of the Company's Common Stock with the S&P SmallCap 600 Index and the Dow Jones Industrial Diversified Index. The stock price performance shown on the graph is not necessarily indicative of future price performance.

     The Stock Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this document by reference and shall not otherwise be deemed filed.

                COMPARISON OF 63 MONTH CUMULATIVE TOTAL RETURN*
                           AMONG ZAPATA CORPORATION,
                 THE DOW JONES INDUSTRIAL -- DIVERSIFIED INDEX
                         AND THE S&P SMALLCAP 600 INDEX

                                                             CUMULATIVE TOTAL RETURN
           -----------------------------------------------------------------------------------------------
                                        9/96      9/97      9/98      12/98     12/99     12/00     12/01
           -----------------------------------------------------------------------------------------------
            Zapata Corporation         100.00    202.41    278.70    352.42    133.06     44.97     83.43
            Dow Jones
              Industrial-Diversified   100.00    136.97    115.95    136.35    153.26    171.35    206.28
            S&P SmallCap 600           100.00    145.51    154.45    195.27    264.54    266.44    239.54

---------------
* $100 invested on 9/30/96 in stock or index -- including reinvestment of dividends.

                                   PROPOSAL 2

              APPROVAL OF OPTION GRANTS TO NON-EMPLOYEE DIRECTORS

     On March 1, 2002, the Board of Directors approved specific stock option grants to the Company's non-employee directors subject to stockholder approval. The New York Stock Exchange rules require that such grants of stock options be submitted to the Company's stockholders for approval.

     The Company's Amended and Restated 1987 Special Incentive Plan, which provided for the grant of options to non-employee directors, expired in 1997. The Company's Amended and Restated 1996 Long-Term Incentive Plan does not provide for the grant of options to non-employees. The Board has elected not to adopt a new plan for non-employee directors, but rather to make specific grants to directors.

     To this end, in March, 2002, the Company granted, subject to stockholder approval, to each of Bryan G. Glazer, Edward S. Glazer, Darcie S. Glazer, Warren
H. Gfeller, Robert V. Leffler, Jr., and John R. Halldow, all of whom are members of the Board of Directors who are not employees of the Company, 10 year non-qualified options each to purchase 1,000 shares of the Company's common stock. The options are exercisable in cumulative one-third installments vesting annually beginning on the first anniversary of the date of grant. The exercise price for these stock options is $26.60 per share, which was the closing price of the Common Stock on the date of grant. The closing price per share of the Company's Common Stock on the NYSE on April 2, 2002, was $25.30.

     The Board of Directors considers that it is in the Company's best interest to grant non-qualified stock options to non-employee directors in order to align their interest with those of the Company's stockholders and to provide them with appropriate compensation for their services.

TAX TREATMENT

     The options granted are non-qualified options for tax purposes. No taxable income is recognized by an optionee upon the grant of an option. The optionee will, in general, recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of an option, the optionee will have taxable gain or loss measured by the difference between the amount realized on the disposition and the tax basis of the shares (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If the Company complies with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, it generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

VOTE REQUIRED

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on this matter is required to approve Proposal 2.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO GRANT STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS.

                                   PROPOSAL 3

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, acting on the recommendation of its Audit Committee, has selected the firm of PricewaterhouseCoopers, LLP to act as the Company's independent public accountants and to conduct an audit, in accordance with generally accepted auditing standards, of the Company's financial statements for year end ending December 31, 2002.

     The Board of Directors considers PricewaterhouseCoopers, LLP to be well qualified. A representative of that firm is expected to be present at the Annual Meeting to respond to appropriate questions and will be given an opportunity to make a statement if he or she so desires. Neither the firm nor any of its partners has any direct financial interest or any indirect financial interest in the Company other than as independent auditors. This selection is being submitted for ratification at the meeting.

     The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on this matter is required for such ratification. If not ratified, the selection will be reconsidered by the Board, although the Board of Directors will not be required to select different independent auditors for the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE BOARD'S APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.

AUDITORS' FEES

     AUDIT FEES: For professional services rendered by them for the audit of our annual financial statements for 2001, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q for 2001, PricewaterhouseCoopers LLP billed us fees in the aggregate amount of $82,500.

     FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:
PricewaterhouseCoopers LLP billed us no fees for professional services rendered by them for 2001 in connection with financial information systems design and implementation.

     ALL OTHER FEES: For professional services other than those described above rendered by them for 2001, PricewaterhouseCoopers LLP billed us fees in the amount of approximately $122,450 for tax related services.

     The Audit Committee has considered whether the provision of services described above under "All Other Fees" is compatible with maintaining the independence of PricewaterhouseCoopers LLP.

                                   PROPOSAL 4

        STOCKHOLDER PROPOSAL FOR THE RECOMMENDATION TO LIQUIDATE COMPANY

     Gates Capital Management, located at 1177 Avenue of the Americas, New York, New York, manages the ECF Value Fund, LP. Since May 15, 2000, the ECF Value Fund has had beneficial ownership of at least 51,960 shares of common stock of the Zapata Corporation, which constitutes approximately 2.2% of the outstanding shares. Gates Capital Management hereby submits the following resolution for inclusion in the proxy statement for the 2002 Annual Meeting of Stockholders.

     "RESOLVED: That the stockholders recommend to the Board of Directors that Zapata Corporation ("Zapata") liquidate itself by distributing to stockholders all of its cash and marketable securities."

PROPONENT'S SUPPORTING STATEMENT

     "REASONS:

          1. Zapata is merely a holding company with absolutely no business operations of its own, yet it spends more than $4 million per year in overhead expenses, more than one-half of which is to pay salaries to members of the Glazer family.

          2. In a press release dated October 5, 2001, management stated that Zapata anticipates generating a tax benefit of approximately $15 million from capital losses resulting from the sale of certain investments. This means that the pre-tax loss on these investments must have been on the order of $45 million or approximately $19 per share. Clearly management's track record in making investment decisions for the company has not been very good and does not deserve to be continued.

          3. Based on the June 20, 2001 financial statements and the recent sale of the investments above, our calculations indicate that Zapata has cash of $85 million or more than $35 per share and 14.5 million shares of Omega Protein common stock worth about $12 per Zapata share. If this cash and the Omega Protein common stock were distributed to stockholders, they would receive a total value of about $47 per share. At the time of this letter, the closing price of Zapata stock reported by the New York Stock Exchange was about $18 per share. Thus the value of the distributions to stockholders in a liquidation of Zapata would be equal to about 260% of the current trading price."

BOARD OF DIRECTOR'S OPPOSING STATEMENT

     The Board of Directors opposes the proposal because it believes that liquidation of the Company is not in the best interest of the stockholders.

     First, the proposal fails to recognize the potential negative effect liquidation and distribution would have on the value of the stock of Omega Protein Corporation held by the Company. A liquidation of the Company would necessarily include the distribution of stock to Zapata's current record holders, numbering over 4,800, and an even greater number of persons who have beneficial ownership of those shares. With the potential that this stock could immediately be sold on the market by persons or stockholders not affiliated with Zapata, a distribution could have the effect of driving down the price of Omega Protein. Additionally, value may be lost as a result of the loss of a control premium that the market may attribute to Zapata holding approximately 60% of Omega Protein's outstanding common stock.

     Second, the proposal does not take into account the negative effects of the liquidation process. Liquidation of any business is a lengthy and time-consuming process. This could negatively affect the value of the marketable securities held by the Company. The proposal also does not take into account the expenses to be incurred in the liquidation process.

     Finally, the Board of Directors believes that adequate capital resources, including its available cash and cash equivalents, are necessary to accomplish the Company's current strategies adopted by the Board of Directors. The Board's view is that the Company should continue on its current path with the objectives of maintaining cash reserves adequate to fund its business strategies going forward.

     Overall, the Board believes that liquidation would not have a positive effect on long-term stockholder value and that the long-term value of the Company to its stockholders can best be realized as a going concern and not through liquidation.

VOTE REQUIRED FOR APPROVAL

     The affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the meeting and entitled to vote on this matter is required for approval of this proposal if it is presented. Under Nevada law, the action to be recommended by this proposal could be taken only if first approved by the Board of Directors. Therefore, if approved, the proposal would not automatically result in a liquidation, but instead would serve as a recommendation to the Board of Directors to take the steps necessary to effect a liquidation of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS STOCKHOLDER PROPOSAL IF IT IS PRESENTED.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors knows of no other matter to be presented at the Annual Meeting. If any additional matter properly comes before the meeting, it is intended that proxies in the enclosed form will be voted on the matter in accordance with the discretion of the persons named in the proxy.

         STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING OF STOCKHOLDERS

     Under applicable securities laws, stockholder proposals must be received by the Company no later than December 13, 2002 to be considered for inclusion in the Company's proxy statement relating to the 2003 Annual Stockholders Meeting. If the Company changes the date of the 2003 Annual Meeting by more than 30 days from the date of the 2002 Annual Meeting, then stockholder proposals must be received by the Company a reasonable time before the Company begins to print and mail its proxy statement for the 2003 Annual Meeting. A stockholder proposal submitted outside the process of SEC Rule 14a-8 is considered untimely if it is not received by February 26, 2003.

                                          By Order of the Board of Directors,

                                          /s/ AVRAM A. GLAZER
                                          --------------------------------------
                                          Avram A. Glazer,
                                          Chairman of the Board,
                                          President and Chief Executive Officer

Rochester, New York
April 5, 2002

                               ZAPATA CORPORATION
                           PROXY/VOTING INSTRUCTIONS

 ZAPATA CORPORATION, 100 MERIDIAN CENTRE, SUITE 350, ROCHESTER, NEW YORK 14618

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints Avram Glazer and Leonard DiSalvo, and each, as attorney and agent with full power of substitution, to vote as proxy all the shares of Common Stock of Zapata Corporation the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Zapata Corporation to be held on May 21, 2002 and at any adjournment(s) thereof, in the manner indicated on the reverse hereof and in their discretion on such other matters as may properly come before said meeting or any adjournments thereof.

   To vote by telephone, please follow the instructions on the reverse of this card. To vote by mail, please sign and date the card on the reverse side and return promptly by mail in the enclosed, postage pre-paid envelope.

   If you wish to vote in accordance with the recommendations of the Board of Directors, you may just sign and date below and mail in the postage paid envelope provided. Specific choices may be made on the reverse side.

                                                                Dated ------------------------------, 2002


                                                                ---------------------------------------------
                                                                Signature


                                                                ---------------------------------------------
                                                                Signature if held jointly

                                                                When signing as Executor, Administrator,
                                                                Trustee or the like, please give full title.

   THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1, 2 AND 3, AND AGAINST STOCKHOLDER PROPOSAL 4. ANY PROXY WHICH IS EXECUTED IN SUCH A MANNER AS NOT TO WITHHOLD AUTHORITY TO VOTE FOR THE ELECTION OF ANY DIRECTOR NOMINEE, SHALL BE DEEMED TO GRANT SUCH AUTHORITY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3, AND RECOMMENDS A VOTE AGAINST PROPOSAL 4.

[X] Please mark your vote as in this example.

    (1) Election of Directors       FOR ALL [ ]                     WITHHOLD AUTHORITY              EXCEPTIONS [ ]
       (except as specified below)  nominees listed below           TO VOTE FOR [ ]
                                                                    all nominees listed below

            Darcie S. Glazer   Bryan G. Glazer

  Instructions: To withhold vote for any individual nominee, mark the "Exceptions" box and write that nominee's name(s) in the space provided below.

   -----------------------------------------------------------------------------

   (2) Proposal to grant stock options to non-employee directors
  FOR [ ]  AGAINST [ ]  ABSTAIN [ ]

   (3) Proposal to ratify selection of PricewaterhouseCoopers LLP as independent public accountants FOR [ ] AGAINST [ ] ABSTAIN [ ]

   (4) Stockholder proposal to recommend liquidation of the Company FOR [ ] AGAINST [ ] ABSTAIN [ ]

                        (Sign and date on reverse side)

            THE ZAPATA CORPORATION -- ANNUAL MEETING -- MAY 21, 2002

    ZAPATA CORPORATION NOW OFFERS PHONE VOTING 24 HOURS A DAY, 7 DAYS A WEEK

   ON A TOUCH-TONE PHONE, CALL TOLL-FREE 1-800-PROXIES (OR 1-800-776-9437). YOU WILL HEAR THESE INSTRUCTIONS:

   - ENTER THE CONTROL NUMBER FROM THE BOX ABOVE, JUST BELOW THE PERFORATION.

   - YOU WILL THEN HAVE TWO OPTIONS:

      OPTION 1: TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS;
      OR

      OPTION 2: TO VOTE ON EACH PROPOSAL SEPARATELY.

   - YOUR VOTE WILL BE REPEATED TO YOU AND YOU WILL BE ASKED TO CONFIRM IT.

IF YOU HAVE VOTED BY PHONE, PLEASE DO NOT RETURN THE PROXY CARD.   THANK YOU FOR
VOTING